EXHIBIT 10.50

SEABRIGHT INSURANCE COMPANY

Second Amendment to Employment Agreement
Marc B. Miller, M.D.

Dated:  FEBRUARY  23, 2012
WHEREAS, SeaBright Insurance Company and Marc B. Miller, M.D., entered into an employment agreement on August 15, 2006, which was subsequently amended on August 13, 2007 (collectively, the employment agreement and the amendment thereto are referred to herein as the “Agreement”); and

WHEREAS, the parties to the Agreement now wish to amend the Agreement in accordance with the provisions of Section 13 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein.

FIRST:                      The Agreement is hereby amended by adding a new Section 20 to read in full as follows:

“20.           CODE SECTION 409A COMPLIANCE.
(a)           The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and Employer of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall Employer be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service,” and (B) the date of Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s termination of employment.  If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:
(i)           To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payment made thereafter shall continue as provided herein.
(ii)           To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payment made thereafter shall continue as provided herein.
(d)           To the extent that any expense reimbursement or in-kind benefit under this Agreement constitutes “non-qualified deferred compensation” for purposes of Code Section 409A, (i) such expense or other reimbursement hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)           For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Employer.
(f)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement  that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(g)           Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with Employer’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.
(h)           Any annual bonus payable to Executive in accordance with the provisions of Section 3(b) hereof shall be paid in the calendar year following the calendar year to which such bonus relates at the same time bonuses are paid to other senior executive officers of Employer generally.”

SECOND:                      Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement as of the date first written above.

SEABRIGHT INSURANCE COMPANY

By:

Name:

Title:

EXECUTIVE

Marc B. Miller, M.D.

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